Vicor Corporation Appoints Jason Carlson to Its Board of Directors

ANDOVER, MA -- 08/11/2008 -- Vicor Corporation (NASDAQ: VICR) announced today the appointment of Jason L. Carlson to its Board of Directors. He will serve on the Board's Audit and Compensation Committees. Concurrent with approval of Mr. Carlson's appointment, the Board also approved the expansion of the Board to eight members.

Mr. Carlson, 46, is currently Chief Executive Officer of Emo Labs, Inc., an early-stage developer of innovative audio speaker technology based in Waltham, MA. Prior to joining Emo Labs in 2006, Mr. Carlson was President and Chief Executive Officer of Semtech Corporation (NASDAQ: SMTC), a leading vendor of analog and mixed-signal semiconductors, with an emphasis on power management applications. Earlier in his career, he was Vice President & General Manager for the Crystal Product Division and the Consumer Products & Data Acquisition Division of Cirrus Logic, Inc. a leading vendor of analog and mixed-signal semiconductors for consumer and industrial applications. Mr. Carlson joined Cirrus Logic when that company acquired AudioLogic, Inc., of which he had been Chief Executive Officer.

"We are quite pleased to have Jason join our Board. With his significant experience leading public companies, he will add considerable value to our team. More important, he understands both power electronics and technological innovation, two defining characteristics of Vicor," stated Patrizio Vinciarelli, Chairman of the Board, President and Chief Executive Officer.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

For further information contact:
James A. Simms
Chief Financial Officer
Mark A. Glazer
Treasurer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439